Exhibit 10.7

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

This Separation of Employment Agreement and General Release (the “Agreement”) is made as of October 15, 2012, by and between PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust (“PREIT”), PREIT SERVICES, LLC, a Pennsylvania limited liability company (“Services” and, together with PREIT, “Company”), and EDWARD GLICKMAN (“Executive”). PREIT, Services, and Executive shall be referred to herein as the “Parties” or each separately as a “Party.”

WITNESSETH

WHEREAS Executive was formerly employed as the President and Chief Operating Officer of PREIT pursuant to that certain Employment Agreement by and among PREIT and Executive, as amended and restated as of December 31, 2008 (the “Employment Agreement”);

WHEREAS, pursuant to an Assignment and Assumption of Employment Agreements made on December 31, 2008 (the “Assignment”), PREIT assigned to Services its financial obligations under the Employment Agreement and all of PREIT’s rights as an employer to enforce the Employment Agreement;

WHEREAS the Parties have amicably mutually agreed to the terms of the termination of Executive’s employment with PREIT; and

WHEREAS the Parties desire to set forth the terms and conditions for the termination of their employment relationship and to resolve all other matters between them.

AGREEMENTS

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. (a) Executive, for and in consideration of the undertakings of Company set forth herein and the release provided in Section 1(b) below, does hereby confirm the severance of his employment with Company and its Affiliates (as defined in the Employment Agreement) effective as of August 31, 2012 (the “Separation Date”) and sever all other business relationships with Company and all entities in which PREIT holds a direct or indirect equity or other ownership interest, including, without limitation, relationships as a director, trustee, officer or similar positions effective the date of this Agreement, and Executive does hereby remise, release and forever discharge Company and its Affiliates, each of their respective current and former officers, trustees, partners, directors, managers, shareholders, employees, attorneys, and other agents, and all such entities’ and individuals’ respective successors and assigns, heirs, executors, administrators and representatives (hereinafter referred to collectively as the “Company Releasees”) of and from any and all rights, obligations, promises, agreements, losses, controversies, claims, actions, causes of action, suits, debts, claims and demands, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, which Executive ever had, now has, or hereafter may have against the Company Releasees, or any of them, relating to or arising out of Executive’s service as a trustee, partner, officer, director, employee or manager of Company or any Affiliate, Executive’s employment and any other business relationships with Company or any Affiliate, the Employment Agreement, the Assignment, and/or Executive’s separation from Company or any Affiliate. This release includes, but is not limited to, any such claims arising under any federal, state or local statutes, ordinances or common law principles, including without limitation the National Labor Relations Act of 1947, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Philadelphia Fair Practices Ordinance, and any other employee-protective law of any jurisdiction that may apply, each as amended, as well as any claim for wrongful discharge. Notwithstanding the foregoing, Executive does not release Company or its Affiliates from any obligations that it may have, or any rights or claims that Executive may have, arising (i) under this Agreement, (ii) from events occurring after the date of Executive’s execution of this Agreement, (iii) with respect to any right to be indemnified by Company, as referenced in Section 7.4 of his Employment Agreement or as otherwise required by applicable law, or to receive the benefit of any directors and officers insurance coverage maintained by or for the benefit of Company and/or its officers or directors, or (iv) with respect to unemployment compensation or benefits which Executive may seek after the Separation Date (and Company agrees that it will not contest a claim by Executive for such unemployment compensation or benefits). In addition, Executive and Company acknowledge that Executive has ownership or participation interests in certain entities in which the officers of PREIT have an ownership interest, as to which Executive will be retaining said interests, and the foregoing release is not intended to release, and shall not release, any rights that Executive may have under any shareholder agreement, partnership agreement, limited liability company operating agreement or other governing documents with respect to any such entities, or any rights that Executive has or may have in the future to receive any distributions to which he may be entitled as an owner of any such ownership or participation interests in any such entities.

(b) Company does hereby remise, release and forever discharge Executive of and from any and all rights, obligations, promises, agreements, losses, controversies, claims, actions, causes of action, suits, debts, claims and demands, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, that Company ever had, now has, or hereafter may have against Executive, relating to or arising out of Executive’s service as a trustee, partner, officer, director, employee or manager of Company or any Affiliate, Executive’s employment or other business relationships with Company or any Affiliate, the Employment Agreement, the Assignment, and/or Executive’s separation from Company or any Affiliate. Notwithstanding the foregoing, Company does not release Executive from any (i) claims involving knowing misrepresentation, fraud, theft, intentional wrongdoing, intentional breach of fiduciary duty, and/or intentional misappropriation of Company’s property, (ii) obligations that he may have, or any rights or claims that Company may have, arising under this Agreement, or (iii) obligations that he may have, or any rights or claims that Company may have, arising from events occurring after the date of Company’s execution of this Agreement.

2. Executive’s employment having already terminated on the Separation Date, effective as of the date of this Agreement, Executive does hereby resign (i) from his positions as trustee of PREIT and as a member of the Office of the Chair of PREIT and (ii) from all other positions of any nature that he holds with Company, any Affiliates, or with any other entity with respect to which Company has requested Executive to perform services, provided, however, that for purposes of this Section 2 and Section 4 below only, the term “Affiliates” shall mean any entity in which PREIT holds a direct or indirect equity or other ownership interest. Upon request by Company, Executive shall execute all additional documents and take all additional actions necessary to effectuate or memorialize such resignations.

3. (a) In consideration of this Agreement and subject to Section 13 hereof, Company shall pay to Executive a lump sum severance payment in cash of Two Million, Seven Hundred Eighty-Seven Thousand, Three Hundred and Fifty-Nine Dollars ($2,787,359) (the “Cash Payment”). Company shall pay Two Million, Six Hundred Eighty-Nine Thousand, Eight Hundred and Forty-Nine Dollars ($2,689,849) of the Cash Payment described in the preceding sentence to the trustee of a grantor trust (as described in subsection (b) below) no later than 60 days after the Separation Date. Company shall provide the grantor trustee with a payment schedule requiring the grantor trustee to pay Executive the amount in the grantor trust on March 1, 2013 (the first business day of the seventh calendar month following the month containing the Separation Date). Company shall pay the balance of the Cash Payment described in the first sentence of this subsection to Executive no later than ten (10) business days after the Effective Date (as defined below). Executive and Company expressly waive any requirement under the Employment Agreement for a determination by the auditors of Company of any amounts due under this Section 3(a).

(b) The grantor trust shall be established by Company under terms and conditions substantially the same as the terms and conditions approved by the Internal Revenue Service in its Revenue Procedure 92-64, with instructions to the grantor trustee to make the delayed payment to Executive at the time set forth in subsection (a) above, subject to such terms and conditions.

4. The Parties agree and confirm that, as of the date of this Agreement, Executive does not hold any options to acquire shares of beneficial interest in PREIT or equity in any Affiliates (as defined in Section 2 above).

5. The Parties agree that, as of the date of this Agreement, Executive owns 67,905 shares of beneficial interest in PREIT previously granted by PREIT as restricted shares (the “Restricted Shares”). As of the Separation Date, all Restricted Shares held by Executive immediately vested, which vesting was subject to Section 13 hereof and PREIT’s 2003 Equity Incentive Plan.

6. The Parties agree that, as of the Separation Date, Executive owned 117,773 Restricted Share Units in PREIT (the “RSUs”), including RSUs deemed acquired from dividends in accordance with the provisions of the applicable Restricted Share Unit Program. The RSUs shall continue to be subject to the provisions of the applicable Restricted Share Unit Program, but no changes in such Program made after the date hereof that would have an adverse impact upon Executive shall be applicable to Executive, except to the extent such changes shall be applicable to Company’s executive officers generally.

7. (a) After the Separation Date, and subject to Sections 28(b) and 28(c) below and the last sentence of this Section 7(a), Executive and his family members (if any) shall continue to participate, at Company’s expense, in the medical, dental, vision and prescription plans, programs and/or arrangements provided for Company employees in which he and/or they were participating as of the Separation Date. If Executive has a “qualifying event,” as defined in section 4980B(f)(3) of the Internal Revenue Code, on or after the Separation Date, such continued participation in any group health plan shall be treated as the continued coverage that is required to be offered under applicable federal and state law (sometimes referred to as “COBRA”) for the period during which COBRA is required to be so offered. In any event, such participation shall continue until December 31, 2015, after which date Executive and his family members (if any) may continue such participation, at their own expense, for the remainder of the COBRA period (if any). In the event Company cannot provide such continued coverage under such plans, programs and/or arrangements, either directly or through COBRA, at any time on or prior to December 31, 2015, Company shall reimburse Executive for any premiums he pays to obtain equivalent coverage (or if equivalent coverage is not available, substantially equivalent or comparable coverage) through December 31, 2015, provided that (i) the premiums paid are competitive with premiums that would be charged by other providers for equivalent coverage (or if equivalent coverage is not available, substantially equivalent or comparable coverage), and (ii) Executive submits proof of payment of such premiums no later than 120 days from the date he makes such payments.

(b) Additionally, beginning on the Separation Date and continuing through December 31, 2015, Company shall reimburse Executive for (i) any amounts he is required to pay under co-pay or deductible features of the medical coverage provided pursuant to subsection (a) above, provided that Executive submits receipts for such amounts within 120 days after the later of (A) the end of the calendar year in which Executive incurred such amounts, or (B) the date the applicable insurers have completed any review of claims made by Executive and/or any of his covered family members, (ii) any premiums Executive pays for coverage under new or converted policies he obtains that provide for the continuation of Executive’s, his spouse’s, and his children’s life insurance, Executive’s accidental death and dismemberment insurance, and/or Executive’s long-term disability insurance coverage, each as described in Schedule 4.3 of the Employment Agreement, provided Executive submits appropriate receipts for such premium payments no later than 120 days after he incurs such expenses, and (iii) any other reasonable amounts Executive pays for benefits (or to replace benefits that are not able to be provided to Executive or for the benefit of his family through insurance or another available benefit plan), described under Section 4.3, or referenced in Schedule 4.3, of the Employment Agreement.

(c) Notwithstanding the foregoing, the benefits provided pursuant to Sections 7(a) and (b) shall be subject to a fiscal year (September 1 to August 30, commencing September 1, 2012) cap in the aggregate amount of $45,000 on payments, reimbursements, and other expenses incurred by Company (the “Fiscal Benefits Cap”), which Fiscal Benefits Cap shall be prorated to the amount of $15,000 for the period from September 1, 2015 to December 31, 2015.

8. To the extent it has not done so already, Company shall reimburse Executive for all such ordinary and reasonable expenses incurred in carrying out his job duties and responsibilities through the Separation Date, provided reimbursement is sought within 20 days of the Effective Date, subject to Executive providing documentation in accordance with applicable policy. In addition to the reimbursements to which Executive is entitled under Section 7 hereof, Executive shall be reimbursed by the Company for yet unreimbursed amounts Executive paid on or prior to the Separation Date, under co-pay or deductible features of the medical coverage provided by Company during 2012.

9. Executive shall be permitted to retain, after the Separation Date, his Company-issued cellular telephone and his cellular telephone number, each at no cost to him, provided that he makes all necessary arrangements for the transfer to him of the cellular number and all associated future payment responsibility, such transfer to be effective within 15 calendar days of the Effective Date. Company shall assist Executive as reasonably necessary to accomplish this transfer.

10. Company agrees, from the Effective Date through February 28, 2013, to forward automatically all email messages addressed to Executive at Company to an alternate email address designated by Executive. Upon receipt of such emails, Executive shall forward to Bruce Goldman, Executive Vice President and General Counsel, at Company, or his designee or successor, all emails of a business nature or purpose relating to or involving Company and shall immediately thereafter delete such emails without retaining a copy thereof. Notwithstanding the foregoing, although Company and Executive agree to use its and his best reasonable efforts to forward emails as provided in the preceding sentence, Executive and Company agree that the other shall not be held liable for any mistake or error that occurs in forwarding emails. Executive acknowledges and agrees that his emails received at Company’s email address shall continue to be subject to monitoring by Company. During the period from the Effective Date through June 30, 2013, Executive may contact and have access to a personal assistant at Company regarding any business-related matters as to which his cooperation is sought by Company or its counsel (including the scheduling thereof) and obtaining benefit information relating to Company benefits that are available to Executive; provided, however, that such contact and access shall not unreasonably interfere with or impede such individual’s performance of duties for Company.

11. The terms and conditions of the Supplemental Executive Retirement Agreement for Executive (the “SERP”), as amended and restated effective as of December 31, 2008, shall remain in full force and effect following the date of this Agreement, it being understood that no further contributions or payments shall be made thereto by Company with respect to any period after the Separation Date (other than the currently required 10% annual interest, compounded annually, on the undistributed amount credited to Executive’s “Retirement Account” established under such SERP). Company confirms that it has already credited Executive’s SERP account in the amount of $25,000 for the current fiscal year (ending December 31, 2012). The Parties confirm that, on September 10, 2012, Company paid Executive, in a single sum, the principal amount credited to his Retirement Account as of December 31, 2004 plus earnings thereon through September 10, 2012, as provided in the SERP ($442,172). Within 60 calendar days after the Separation Date, Company shall pay into a grantor trust, as required by and described in the SERP, in a single sum, the principal amount credited to Executive’s Retirement Account on and after January 1, 2005 plus earnings thereon through the Separation Date as provided in the SERP ($304,957). Thereafter, Company shall pay into the grantor trust, on or before the end of each calendar month, additional amounts reflecting the currently required 10% annual interest, compounded annually, on the post-2004 amount that was credited to the SERP or to the grantor trust (as applicable) on the preceding December 31. The grantor trust shall provide that, on March 1, 2013 (the first business day of the seventh calendar month following the calendar month containing the Separation Date), the grantor trustee shall pay Executive, in a single sum, the amount credited to the grantor trust, including earnings thereon.

12. Executive shall retain all rights provided for in Company’s 401(k) retirement plan (the “401(k) Plan”) in which he participates, including, without limitation, the right to roll over his 401(k) Plan account into the plan of a subsequent employer or an individual retirement account as such right exists at law. The Company represents that any and all matching contributions due from the Company under the Company’s 401(k) Plan, with respect to salary and bonus deferrals made by Executive prior to the Separation Date that qualify for such matching under the terms of the 401(k) Plan, have been paid or contributed to the 401(k) Plan for Executive’s benefit, except for a final matching payment in the amount of $2,696.90, which payment shall be made to Executive in 2013, consistent with its practice and pursuant to the payment schedule used for other employees who participate in the 401(k) Plan.

13. Except as specifically set forth in this Agreement, (a) the Parties expressly understand that Company and all other Company Releasees do not have, and will not have, any obligation to provide Executive at any time in the future with any payments, benefits or considerations, and (b) Executive acknowledges that he has received payment in full of all of the compensation, benefits and/or payments of any kind due and payable to him from Company through the Separation Date, including all wages, incentive compensation, equity, expense reimbursement, payments to benefit plans, and any other payment under a plan, program, or practice of Company. It is further understood that, notwithstanding any other provision of this Agreement, Company may withhold, or in the case of Restricted Shares already has withheld consistent with Executive’s instructions, from any amounts payable under this Agreement any foreign, federal, state and local taxes as shall be required to be withheld pursuant to any applicable law or regulation or, in connection with the issuance of shares under an applicable Restricted Share Unit Program, require prior payment by Executive of the amount Company is required to withhold; provided that Executive may elect to satisfy the minimum federal income tax withholding requirements in connection with the issuance of shares under a Restricted Share Unit Program by surrendering to PREIT shares of beneficial interest in PREIT that he would otherwise be entitled to receive as the result of such issuance, which shares shall have a per-share market value (determined as the mean between the highest and lowest quoted selling price of a share on the date on which such issuance of shares under a Restricted Share Unit Program results in an amount being included in Executive’s income) equal to the minimum federal income tax required to be withheld. If Executive wishes to so surrender shares, he shall so notify PREIT in writing at least 10 days prior to the issuance of shares under a Restricted Share Unit Program.

14. Executive understands that Company shall disclose the nature and terms of this Agreement in satisfaction of its disclosure requirements under applicable securities laws. In further consideration of the agreements of Company as set forth herein, Executive shall not, prior to the date of such public disclosure by Company, communicate or disclose the terms of this Agreement to any persons with the exception of members of his immediate family, his attorneys, and his accountants and/or tax advisors, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms. The press release, if any, announcing Executive’s separation from Company shall be subject to review and consultation between Company and Executive prior to release thereof; provided, however, that Company retains the discretion to determine the final content of the press release despite any objections from Executive and that Executive completes such review and makes himself available at reasonable times for consultation within 24 hours after being provided the draft press release. For avoidance of doubt, there shall be no right of consideration or review for any (i) announcement concerning Executive’s separation to employees of Company or its Affiliates or to any person or entities having current or prospective business relationships with Company or any Affiliate or (ii) any filing with or submission to the Securities and Exchange Commission or the New York Stock Exchange.

15. Neither Company, nor Executive shall disparage to any third party, or in the case of Company internally within Company by general or mass distribution, the professional or personal reputation or character of the other, including, in the case of Company, the disparagement of any of its Affiliates and any of Company’s and its Affiliates’ respective officers, trustees, partners, directors, managers, shareholders, employees, attorneys, other agents or representatives. Moreover, Executive shall not disparage or comment unfavorably upon the business properties, policies or prospects of Company or its Affiliates. For purposes of the restriction applicable to Company, the restriction shall only apply to officers of PREIT at or above the level of Senior Vice President, while each is employed by PREIT, it being understood that Company cannot control statements of other PREIT employees or of any former employee. Notwithstanding the foregoing, nothing in this Section shall be deemed to prohibit Company and Executive from providing truthful testimony in response to any valid subpoena or as otherwise ordered by a court or required by applicable law.

16. Without in any way limiting or modifying his surviving obligations set forth in Section 7.4 of the Employment Agreement, Executive further agrees that, during the period beginning on the date hereof and ending on and including the date on which Company files its Form 10-K for the 2012 fiscal year, (i) he shall provide to Company and its counsel any requested relevant information known to him with respect to any matter with which he was involved during the term of his employment with Company, and (ii) he shall provide such other cooperation as may reasonably be requested by Company and its counsel, provided that such cooperation shall not require Executive to spend more than ten (10) hours per month on Company matters and responding to Company requests. Such cooperation shall include, without limitation, (i) Executive advising Company within 10 days after the Effective Date of all outside trade organizations in which he was involved as of, or at any time during the year immediately preceding, the Separation Date that relate to the business of Company and the contact person(s) for such organizations, and (ii) except as to the Association for Finance Professionals and the Royal Institute of Chartered Surveyors, Executive assisting Company, to the extent practicable, in transferring such relationships to other Company employees. In the event that Executive reasonably incurs any cost or expense in connection with the foregoing, Company shall pay or reimburse Executive therefor.

17. Executive shall indemnify and hold harmless Company from and against all claims, losses, damages, liabilities, costs and other expenses incurred by or asserted against Company by reason of or resulting from a breach of this Agreement by Executive. Company shall indemnify and hold harmless Executive from and against all claims, losses, damages, liabilities, costs and other expenses incurred by or asserted against Executive by reason of or resulting from a breach of this Agreement by Company.

18. This Agreement will be governed by and construed according to the laws of the Commonwealth of Pennsylvania. The Parties irrevocably hereby submit to the exclusive jurisdiction and venue of the United States federal courts or the courts of the Commonwealth of Pennsylvania in any action or proceeding brought with respect to or in connection with this Agreement. Each Party hereby waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder in such courts.

19. In case any one or more of the provisions contained of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, which shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. No waiver by either Party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by either Party of any right under this Agreement shall be construed as a waiver of any other right.

20. This Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation or of any duty (contractual or otherwise) owed by any Party to another, and this Agreement is made voluntarily to provide an amicable conclusion of Executive’s employment and other relationship with Company. This Agreement shall not be construed strictly for or against any of the Parties.

21. Executive hereby certifies that he has read the terms of this Agreement, that he has been informed by Company through this document that he should discuss this Agreement with an attorney of his own choice and that he has done so, and that he understands the terms and effects of this Agreement. Company shall reimburse Executive, within ten business days of delivery to Company of an invoice documenting the amount of such fees and costs (provided such date is at least 10 days after the Effective Date), for any legal fees and costs incurred by him in connection with the negotiation and documentation of this Agreement, such reimbursement not to exceed $15,000. Executive further certifies that he has the intention of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him. Neither Company, nor any of its agents, representatives or attorneys has made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

22. Executive agrees that, except with regard to his cellular telephone (as addressed above), within ten (10) days of the Effective Date, he will use all reasonable efforts to locate and return to Company or, except as provided in the last sentence of this Section, destroy (as to written and electronic materials only), without retaining a copy of any written and electronic materials, all electronic and hard copy data, documents, others materials, equipment and other property of Company and Company’s Affiliates in his possession or under his control. Company acknowledges that such written and electronic materials in Executive’s possession or control may be difficult to locate, and to return and/or destroy same, because of the length of Executive’s employment with Company and the multiple electronic storage media on which such materials are stored. Accordingly, Executive acknowledges that he remains bound by the confidentiality provisions of his Employment Agreement with respect to any such materials, and that upon becoming aware of such materials being in his possession or control after the Separation Date, he will return to Company or destroy such materials, without retaining a copy thereof. Such property includes, but is not limited to, any and all (1) computers, computer tablets, computer-related devices, computer storage media and other portable media, personal digital assistants (PDAs), and other equipment; (2) hard copy and electronic documents, records, data, files, memoranda, reports, drawings, and plans, and (3) keys and credit cards, in all cases that were provided by Company or its Affiliates to Executive, that relate to Company or its Affiliates, or that Executive has used, prepared or come into contact with during the course of his employment with Company. Upon returning such equipment and returning or destroying such documents, information and materials, Executive shall certify by writing signed by him that he has done so and that, to the best of his knowledge after taking all reasonable efforts to locate such information and subject to the next sentence, he has not retained a copy of such documents, data, information, records, or other materials, in any form. Notwithstanding the foregoing, Executive shall be permitted to retain (y) his personal employment, compensation and benefits record documents and (z) the minutes from the Board of Trustees meetings that he attended as a trustee of PREIT and other documents related to his service as a trustee, provided that he maintains the confidentiality of such materials. Notwithstanding anything to the contrary set forth above, if Executive believes that any material described herein (written or electronic) is not otherwise in the possession of Company or, as to written material, represents executed documents, Executive shall return such material to Company rather than destroy such material.

23. Executive confirms that he vacated his PREIT office on the Separation Date without retaining anything contained therein, except for his personal effects and other items owned by him.

24. This Agreement shall not be assignable by Executive, and shall be assignable by Company only to an Affiliate or to any person or entity that becomes a successor in interest (by purchase of assets or shares, or by merger or otherwise) to Company; provided, however, that such assignment to an Affiliate (i) shall not release Company from its obligations to Executive under this Agreement unless such assignment is part of a merger or other transaction pursuant to which Company ceases to exist, and (ii) shall be subject to and conditioned upon the assignee of this Agreement agreeing to assume and be bound by the provisions of this Agreement and the obligations of Company under this Agreement. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the Parties and each of their permitted successors, assigns, heirs, executors and administrators. In the event of Executive’s death, (a) any and all payments and compensation to be provided to Executive and (b) his wife’s and children’s entitlements to medical and life insurance under this Agreement shall continue notwithstanding such death in accordance with the terms of this Agreement, and such payments and compensation, to the extent to be paid or provided to Executive, shall be paid or provided to his estate.

25. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, fax, or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any Party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit, or proceeding shall be effective against any Party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any Party to serve process in any other manner permitted by law.

(a) If to Company:

Pennsylvania Real Estate Investment Trust

200 South Broad Street, Third Floor

Philadelphia, PA 19102

Tel:   (215) 875-0700

Fax:   (215) 547-7311

Attention: General Counsel

With a copy to:

Drinker Biddle & Reath LLP

One Logan Square

18th & Cherry Streets

Philadelphia, PA 19103

Tel:   (215) 988-2794

Fax:   (215) 988-2757

Attention: Howard A. Blum, Esquire

(b) If to Executive:

Edward Glickman

124 Raynham Road

Merion, PA 19066

With a copy to:

Eckert Seamans Cherin & Mellott, LLC

Two Liberty Place

50 South 16th Street

Philadelphia, PA 19102

Tel:   (215) 851-8422

Fax:   (215) 851-8383

Attention: Stephen M. Foxman, Esquire

26. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. Effective as of the Effective Date, except as provided below, the Employment Agreement is terminated and shall thereupon have no continuing force or effect.

27. Notwithstanding the foregoing Section 26, (a) Executive re-affirms and shall remain bound by Sections 6.1 (regarding confidentiality), 6.3 (regarding injunctive and other relief), 7.3 (regarding solicitation of Company employees, except that Executive may continue to have access to and contact with his personal assistant, Donna Lee Zuccarini, and engage her services if she is no longer employed by Company), and 7.6 (regarding assignment) of the Employment Agreement, and (b) Executive and Company re-affirm and shall remain bound by Sections 7.4 (regarding indemnification and assistance by Executive), 7.9 (regarding governing law) and 7.10 (regarding headings) of the Employment Agreement, as well as all applicable definitions in Article I of the Employment Agreement.

28. (a) Amendments and modifications to this Agreement shall not be effective unless they are in writing signed by Executive or a representative of Executive’s estate and a duly authorized representative of Company.

(b) All reimbursements for expenses under Section 7 above shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. Further, the right to such reimbursement shall not be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.

(c) In the event Company’s provision of post-separation medical benefit coverage (to Executive or his family members) would cause Company to experience adverse tax consequences, Company, at its option, but after first seeking a negotiated resolution with Executive, may provide Executive with the after-tax economic equivalent of such benefit for any designated period (the “Medical Benefit Equivalent”). The economic equivalent of any benefit forgone shall be deemed to be the cost that would be incurred by Executive in obtaining competitively-priced coverage from a reputable insurance provider equivalent to the coverage that otherwise would be provided to Executive and his family members, as applicable, by Company under this Agreement. Notwithstanding the foregoing, if the Company elects to provide Executive with the Medical Benefit Equivalent, the value thereof, for purposes of application of the Fiscal Benefits Cap established in Section 7 above, shall be the annual cost to the Company of providing medical benefit coverage to Executive through its group health plan during the time period to which the decision relates, and any additional cost incurred by Executive because of the Company electing to provide the Medical Benefit Equivalent shall not reduce the Fiscal Benefits Cap in any year to which it is applicable. Additionally, for the avoidance of doubt, if the Company elects to provide Executive with the Medical Benefit Equivalent, the Company shall reimburse Executive for (i.e., gross up any payment to Executive) any additional cost he incurs by reason of any less favorable tax treatment that occurs with respect to Executive because of Executive no longer receiving such medical benefits through the Company’s group health plan.

29. Executive acknowledges that he has been informed that he has the right to consider this Agreement for a period of at least 21 days prior to entering into this Agreement, and the Parties agree that any changes to this Agreement, whether material or immaterial, shall not restart this period. Executive further acknowledges that he has the right to revoke this Agreement within 7 days of its execution by giving written notice of such revocation by hand delivery or fax to Company, Attention: Bruce Goldman, within the 7 day period. This Agreement shall become effective and enforceable, unless sooner revoked, on the eighth day after this Agreement, properly executed by Executive, is timely delivered to Company (the “Effective Date”). Notwithstanding the foregoing, Company shall have no obligation to make any payment described in Section 3 or provide any benefit described in this Agreement until the Agreement becomes final and irrevocable. Executive acknowledges that, in the event he revokes this Agreement, this Agreement shall be null and void, and Executive and Company shall each have such rights, entitlements and liabilities as set forth in the Employment Agreement.

30. Whenever any payment shall be made by Company or the grantor trustee under this Agreement, such payment shall be made by check payable to Executive at the address provided in Section 25 or by wire transfer to an account identified by Executive at least 10 days before such payment is due. Executive shall be responsible for all income and related taxes resulting from his receipt of the payments, shares, assets of PREIT and other benefits provided under this Agreement, except for any amounts withheld by Company.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed the foregoing Agreement as of the date first written above.

WITNESS:	/s/ Maureen Grasso	/s/ Edward Glickman
Edward Glickman

PENNSYLVANIA REAL ESTATE
INVESTMENT TRUST

WITNESS:	/s/ Robert F. McCadden	By:	/s/ Bruce Goldman
		Name:	Bruce Goldman
		Title:	Executive Vice President and General Counsel

PREIT SERVICES, LLC

WITNESS:	/s/ Robert F. McCadden	By:	/s/ Bruce Goldman
		Name:	Bruce Goldman
		Title:	Executive Vice President and General Counsel

Counsel

[Signature page to Separation of Employment Agreement and General Release]

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